Exhibit 5.1

Tel:	+65 6416 8000	Main Line	WongPartnership LLP
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(A full partners’ list is available upon request)

TO			FROM
Ref:	—		Ref:	RT/LCS/NJK/20100419

Date:	6 August 2010		Fax:	+65 6532 5711

The Board of Directors			Direct:	+65 6416 8275
Avago Technologies Limited
1 Yishun Avenue 7			Email:	raymond.tong
Singapore 768923				@wongpartnership.com

Dear Sirs

AVAGO TECHNOLOGIES LIMITED (THE “COMPANY”) – SHELF REGISTRATION STATEMENT ON FORM S-3

A.	Introduction

1.

We have acted as legal advisers to the Company, as to Singapore law, in connection with the filing on 6 August 2010 with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), in connection with the authorization of the issuance and sale from time to time, on a delayed basis, of (i) ordinary shares of the Company of no par value (the “Shares”), (ii) one or more series of debt securities of the Company (the “Debt Securities”) to be issued pursuant to an indenture between the Company and Wilmington Trust FSB, as trustee (the “Trustee”), in the form attached as Exhibit 4.8 to the Registration Statement, and one or more supplements or officer’s certificates thereto or resolutions of the Board of Directors of the Company (the “Board”), in each case establishing the terms of each such series (collectively, the “Indenture”), (iii) warrants to purchase Debt Securities or Shares (collectively, the “Warrants”), (iv) rights to purchase Shares or any other Securities (as defined below) (the “Rights”), (v) purchase contracts for the purchase and sale of any of the Securities (as defined below) (the “Purchase Contracts”) and (vi) units consisting of two or more of the Securities (the “Units”), in each case as contemplated by the Registration Statement. The Shares, Debt Securities, Warrants, Rights, Purchase Contracts and Units are collectively referred to herein as the “Securities.” The Warrants may be issued under one or more warrant

WongPartnership LLP (UEN: T08LL0003B) is a limited liability law partnership registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A).

SINGAPORE        CHINA        MIDDLE EAST

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agreements (each, a “Warrant Agreement”) between the Company and a third party to be identified therein as warrant agent. The Rights may be issued under one or more rights agreements (each, a “Rights Agreement”) between the Company and a third party to be identified as rights agent. The Purchase Contracts may be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) between the Company and a third party to be identified therein as purchase contract agent. The Units may be issued under one or more unit agreements (each, a “Unit Agreement”) between the Company and a third party to be identified therein as unit agent. The Indenture, the Warrant Agreements, the Rights Agreements, the Purchase Contract Agreements and the Unit Agreements are herein collectively called the “Agreements.”

B.	Documents

2.	In rendering the opinions set out below, we have examined:

2.1	a copy of the certificate of incorporation of the Company;

2.2	a copy of the Memorandum of Association and the Articles of Association of the Company, as amended as of 31 July 2009 (enclosing a copy each of the Certificate confirming Incorporation of Company dated 4 August 2005 and the Certificate confirming Incorporation upon Conversion) (the “Articles of Association”);

2.3	a copy of the minutes and resolutions in writing of the Board dated 5 August 2010 (the “Resolutions”);

2.4	a copy of the Registration Statement; and

2.5	such other documents as we may have considered necessary or desirable to examine in order that we may render this opinion.

3.	Save as expressly provided in paragraph 6 of this legal opinion, we express no opinion whatsoever with respect to any document described in paragraph 2 herein.

C.	Assumptions

4.	We have assumed (without enquiry):

4.1	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

4.2	the correctness of all facts stated in the Registration Statement;

4.3	that the copies of the Articles of Association submitted to us for examination are true, complete and up-to-date copies;

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4.4	that the copies of the Resolutions submitted to us for examination are true, complete and up-to-date copies, have not been amended or rescinded and are in full force and effect and no other action has been taken which may affect any of the matters passed upon in the Resolutions;

4.5	the definitive terms of each class or series of Securities shall have been established in accordance with resolutions duly adopted by the Board (or an authorized committee thereof);

4.6	the Company will issue and deliver the Securities in the manner contemplated by any applicable underwriting, purchase or similar agreement and any Securities issuable upon conversion, exchange or exercise of any other Security, will have been authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities;

4.7	with respect to any Debt Securities, that:

(i)	an Indenture relating to such Debt Securities shall have been duly authorized, executed and delivered on behalf of the Company;

(ii)	all terms of such Debt Securities not provided for in such Indenture shall have been established in accordance with the provisions of the Indenture and reflected in appropriate documentation approved by us and, if applicable, executed and delivered by the Company and the Trustee;

(iii)	such Debt Securities shall have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture;

(iv)	such Debt Securities, as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and

(v)	such Debt Securities, as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, as executed and delivered, comply with all requirements and restrictions, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

4.8	with respect to any Warrants, that:

(i)	any Warrant Agreement relating to the Warrants shall have been duly authorized, executed and delivered on behalf of the Company;

(ii)	all terms of such Warrants shall have been established in accordance with the provisions of such Warrant Agreement(s);

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(iii)	such Warrants shall have been duly executed, issued and delivered in accordance with the provisions of such Warrant Agreement(s);

(iv)	such Warrants and the related Warrant Agreement(s), as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company and (v) such Warrants and the related Warrant Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

4.9	with respect to any Purchase Contracts, that:

(i)	any Purchase Contract Agreement relating to the Purchase Contracts shall have been duly authorized, executed and delivered on behalf of the Company;

(ii)	all terms of such Purchase Contracts shall have been established in accordance with the provisions of such Purchase Contract Agreement(s);

(iii)	such Purchase Contracts shall have been duly executed, issued and delivered in accordance with the provisions of such Purchase Contract Agreement(s);

(iv)	such Purchase Contracts and the related Purchase Contract Agreement(s), as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company and (v) such Purchase Contracts and the related Purchase Contract Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

4.10	with respect to any Units, that:

(i)	any Unit Agreement relating to the Units shall have been duly authorized, executed and delivered on behalf of the Company;

(ii)	all terms of such Units shall have been established in accordance with the provisions of such Unit Agreement(s);

(iii)	such Units shall have been duly executed, issued and delivered in accordance with the provisions of such Unit Agreement(s);

(iv)	such Units and the related Unit Agreement(s), as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and

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(v)	such Units and the related Unit Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company;

4.11	that the Company having obtained, at the time of the individual grants and issuances of the Shares (including any Shares duly issued: (i) upon the exercise of any duly issued Warrants exercisable for Shares, (ii) upon the exchange or conversion of Debt Securities which are exchangeable or convertible into Shares, (iii) pursuant to a Purchase Contract or (iv) as a component of a Unit), upon issuance and delivery of certificates (or book-entry notation if uncertificated), a mandate from shareholders of the Company to issue such Shares pursuant to section 161 of the Companies Act, Chapter 50 of Singapore (the “Share Issue Mandate”) and such Share Issue Mandate not having expired in accordance with its terms or previously revoked or varied by the Company in general meeting; and

4.12	that the Agreements and the Securities will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Agreements and the Securities will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Agreements and the Securities as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities;

4.13	all acts, conditions or things required to be fulfilled, performed or effected in connection with the Agreements under the laws of any jurisdiction (other than Singapore) will be duly fulfilled, performed and complied with;

4.14	the Agreements will constitute legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all relevant jurisdictions (other than Singapore);

4.15	there are no provisions of the laws of any jurisdiction (other than the laws of Singapore) which will be contravened by the execution or delivery of the Agreements and the issue of the Securities and that, in so far as any obligation expressed to be incurred or performed under each such Agreement and to the extent relevant, the Securities, falls to be performed in or is otherwise subject to the laws of any jurisdiction (other than Singapore), its performance will not be illegal by virtue of the laws of that jurisdiction, and none of the opinions expressed herein will be affected by the laws (including, without limitation, the public policy) of any jurisdiction outside Singapore, and insofar as the laws of any jurisdiction outside Singapore may be relevant, such laws have been or will be complied with;

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4.16	all applicable consents, approvals, authorisations, licences, exemptions or orders required from any applicable governmental or other regulatory authorities and all other requirements for the legality, validity and enforceability of the Agreements (other than any required under the laws of Singapore) have been (and have not been withdrawn) or will be duly obtained or fulfilled, and are (and will remain) in full force and effect, and that any conditions to which they are subject have been (or will be) satisfied;

4.17	that the execution of the Agreements, the performance of the obligations under the Agreements, and the issue and the delivery of, and the performance of the obligations, where applicable, under the Securities will be in compliance with (i) applicable laws and regulations in Singapore and (ii) the provisions of the Memorandum and Articles of Association of the Company;

4.18	that the parties to each of the Agreements has not entered, and will not enter, into any agreement, document or arrangement or transaction which may in any way prohibit or restrict its right to enter into the relevant Agreement to which it is a party;

4.19	no foreign law affects the conclusions stated in this opinion; and

4.20	that no Securities will be offered in Singapore in connection with the Registration Statement.

D.	Opinion

5.	Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that:

5.1	the Shares (including any Shares duly issued: (i) upon the exercise of any duly issued Warrants exercisable for Shares, (ii) upon the exchange or conversion of Debt Securities which are exchangeable or convertible into Shares, (iii) pursuant to a Purchase Contract or (iv) as a component of a Unit), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Shares against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and non-assessable;

5.2	the Debt Securities (including any Debt Securities duly issued: (i) upon the exercise of any duly issued Warrants exercisable for Debt Securities or (ii) as a component of a Unit), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Debt Securities against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms;

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5.3	the Warrants (including any Warrants duly issued as a component of a Unit) upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Warrants against payment therefor of such lawful consideration as the Board (or a duly authorized committee thereof) may determine, will be validly issued and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms;

5.4	the Purchase Contracts (including any Purchase Contracts duly issued as a component of a Unit), upon receipt by the Company of such lawful consideration therefor as the Board (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms; and

5.5	the Units, upon receipt by the Company of such lawful consideration therefor as the Board (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

6.	For the purposes of this legal opinion, we have assumed that the term “non-assessable” (a term which has no recognised meaning under Singapore law) in relation to the Shares (including any Shares duly issued: (i) upon the exercise of any duly issued Warrants exercisable for Shares, (ii) upon the exchange or conversion of Debt Securities which are exchangeable or convertible into Shares, (iii) pursuant to a Purchase Contract or (iv) as a component of a Unit), upon issuance and delivery of certificates (or book-entry notation if uncertificated)) to be issued means that holders of such Shares, having fully paid up all amounts due on such Shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

7.	The term “enforceable” as used above means that the obligations assumed or to be assumed by the Issuer under each of the Agreement are of a type which the Singapore courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

7.1	this Legal Opinion is not to be taken to imply that a court of Singapore will necessarily grant any remedy, the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under the laws of Singapore and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

7.2	enforcement may be limited by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

7.3	where any party to any of the Agreements or, where applicable, any Security is vested with a discretion or may determine a matter in its opinion, that party may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

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7.4	any provision of any Agreement, if applicable, which provides that any calculation, determination or certification is to be conclusive and binding may not be effective if such calculation, determination or certification is fraudulent, unreasonable, arbitrary or manifestly incorrect and a court in Singapore may regard any certification, determination or calculation as no more than prima facie evidence and may enquire into the merits of any claim by an aggrieved party;

7.5	enforcement of any provision of any Agreement may be limited if a court in Singapore holds the relevant provision to have been frustrated by events happening after the execution of the relevant Agreement;

7.6	claims may become barred under the Limitation Act (Chapter 163 of Singapore) or may be or become subject to a defence of set-off or counterclaim;

7.7	a court in Singapore (i) may stay proceedings if concurrent proceedings are being brought elsewhere and (ii) may decline to accept jurisdiction in certain cases;

7.8	party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation or other vitiating factors and the courts of Singapore will generally not enforce an obligation if there has been fraud;

7.9	any provision in any of the Agreements or, where applicable, any Security which purports to excuse or protect any party against its own negligence or misconduct or which purports to apply notwithstanding the negligence or misconduct of any party, or excusing a party from a liability or duty otherwise owed, may be limited by law or may not be given effect by the courts of Singapore;

7.10	whilst a court of Singapore has power to give judgment in a currency other than Singapore dollars, if, subject to the terms of the contract, it is the currency which most truly expresses the plaintiff's loss, it has the discretion to decline to do so; and

7.11	if any obligation is to be performed in a jurisdiction outside Singapore, it may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

7.12	it is uncertain whether the parties can agree in advance the governing law of claims connected with the contract but which are not claims on the contract, such as a claim in tort;

7.13	any provision in the any of the Agreements which provides that certain calculations and/or certifications will be conclusive and binding (1) will not be effective if such calculations and/or certifications are fraudulent or contain any manifest errors, and (2) will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party;

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7.14	any provision in any of the Agreements which provides, or which has the effect of providing, the payment of an increased amount by reason of any default may not be enforceable in a Singapore court if it is construed as a penalty;

7.15	provisions in any of the Agreements, if any, restricting competition or trade may not be enforceable as contrary to public policy in Singapore unless a Singapore court considers that such provisions are reasonably necessary for the protection of a legitimate business interest;

7.16	any provision in any of the Agreements as to severability may not be binding under the law of Singapore and the question of whether or not provisions which are illegal, invalid or unenforceable may be severed from other provisions in order to save such other provisions depends on the nature of the illegality, invalidity or unenforceability in question and would be determined by a Singapore court at its discretion;

7.17	any terms of an Agreement may be amended orally by all the parties notwithstanding provisions to the contrary in the Agreement;

7.18	where, under an Agreement, any person is vested with a discretion or may determine a matter in its opinion, Singapore law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds;

7.19	to the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision in an Agreement may be unenforceable or void for uncertainty;

7.20	any provision of an Agreement stating that a failure or delay, on the part of any party, in exercising any right or remedy under the Agreement shall not operate as a waiver of such right or remedy may not be effective where one party’s conduct or representations had led the other party to reasonably conclude that the party has agreed to waive his rights, notwithstanding this “no waiver” provision;

7.21	the rate of interest recoverable after judgment in the High Court of Singapore limited to 5.33% p.a. or:

(1)	such other rate fixed by the Chief Justice of Singapore;

(2)	such lower rate as may be directed by the High Court; or

(3)	unless the parties have agreed otherwise;

7.22	a Singapore court may refuse to give effect to clauses in an Agreement in respect of the costs of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs;

7.23	a Singapore court may stay proceedings if concurrent proceedings are brought elsewhere and/or if there is another clearly more appropriate forum than Singapore;

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7.24	it is necessary to initiate any legal proceedings in Singapore by serving a writ outside the jurisdiction, the leave of court (as to which the court has a discretion) would have to be obtained;

7.25	the courts of Singapore are bound to follow judicial precedents laid down by the superior courts of Singapore, however, the Court of Appeal (which is the highest court in Singapore) has power to depart from such precedents where adherence will cause injustice in a particular case or constrain the development of law in conformity with the circumstances of Singapore;

7.26	a court in Singapore will not be automatically bound to stay proceedings brought in its jurisdiction despite the existence of an exclusive jurisdiction provision in an agreement naming the foreign jurisdiction where the proceedings should be brought. The Singapore courts have the discretion as to whether or not to grant an application for a stay notwithstanding such an exclusive jurisdiction clause; and

7.27	it is possible that a court in Singapore would hold that any judgment (whether in Singapore or elsewhere) given in relation to an Agreement supersedes the specific provisions of such an Agreement for all intents and purposes, with the effect that any obligations imposed upon each of the parties under an Agreement, which are expressed to apply both before and after judgment, might not be held to survive any judgment.

8.	We express no opinion as to the validity, binding effect or enforceability of any provision in the Agreements or, where applicable, the Securities by reference to a law other than that of Singapore, or as to the availability in Singapore of remedies which are available in other jurisdictions.

9.	This opinion relates only to the laws of general application of the Republic of Singapore as at the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. This opinion is also given on the basis that we undertake no responsibility to notify any person of any change in the laws of Singapore after the date of this opinion. Additionally, we are not obliged to update this opinion to reflect any legal or legislative developments, or other changes to law or fact, arising after the date of this opinion.

10.	With respect to matters of fact material to this opinion, we have relied on the statements of the responsible officers of the Company.

11.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

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12.	The opinion given herein is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement or otherwise. Further, save for the filing of this opinion with the SEC as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

/s/ WP

WONGPARTNERSHIP LLP